Exhibit 10.14

April 26, 2010

Greektown Superholdings, Inc.
555 East Lafayette
Detroit, Michigan 48226

Gentlemen:

          We are pleased to advise that, subject to the terms and conditions set forth in this commitment letter (“Commitment”), Comerica Bank (“Comerica”) agrees to provide to Greektown Superholdings, Inc. (“Borrower”) with a $30,000,000 revolving credit facility.

          Capitalized terms used in this Commitment, and not otherwise defined in the body of this letter, shall have the meanings given them in the Summary of Terms and Conditions, dated April 26, 2010 attached to this Commitment as Exhibit A (“Summary of Terms and Conditions”).

          I. SPECIFIC TERMS AND CONDITIONS OF THE FINANCING.

                    The specific terms and conditions of the credit facility (the “Financing”), including without limitation, the description and purpose of the facility, the facility amount, the conditions to funding the facility, the maturity dates, the applicable interest rates, amortization, affirmative and negative covenants, and the required loan documentation and other terms and conditions, are set forth in the Summary of Terms and Conditions.

          II. CONDITIONS TO FINANCING.

                    The willingness of Comerica to provide the Financing and the closing of the Financing is subject to the satisfaction by the Borrower, on or before the date of closing under this Commitment (“Closing”), of the following additional conditions:

          A. Execution of Loan Documents: The negotiation, execution and delivery of a loan agreement, promissory notes, guaranties, security agreements, mortgages and collateral and other documentation reasonably satisfactory to Comerica and its counsel, containing, subject to the Summary of Terms and Conditions, customary conditions, covenants, warranties, remedies and other provisions including, without limitation, the conditions, covenants, warranties and provisions described herein and in the Summary of Terms and Conditions;

          B. Other Closing Documents or Conditions: Comerica’s receipt of satisfactory evidence of (1) all governmental, third party and/or other approvals, permits, registrations and the like, necessary in connection with the Financing or any transaction contemplated thereby, (2) the corporate approvals by the Borrower, of the loan agreement, guaranties and other loan and collateral documents, instruments and transactions contemplated hereby, and (3) customary opinions of outside legal counsel for the Borrower and the guarantors, covering such matters as reasonably required by, and otherwise in form and content satisfactory to, Comerica and its counsel;

          C. No Default, Material Adverse Change: There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results or operations (or

Greektown Superholdings, Inc.
April 26, 2010

projected results or operations) of Borrower or any other loan party (taken as a whole) required under the Summary of Terms and Conditions, from the condition shown in the financial information delivered to Comerica prior to the date hereof; nor shall any omission, inconsistency, inaccuracy, which renders such financial statements (including any projections) materially misleading have been determined by Comerica to exist;

          D. Payment of Fees: Upon execution of this Commitment, the Borrower shall pay to Comerica the fees described in the Summary of Terms and Conditions. In addition, the Borrower shall have paid to Comerica all fees and expenses required to be paid on or before the Closing under the terms of this Commitment.

          III. GENERAL.

          A. Reliance on Financial Information. Borrower hereby represents and warrants that (a) all information (the “Information”) that has been or will be made available to Comerica by Borrower, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the projections that have been or will be made available to Comerica by the Borrower have been or will be prepared in good faith based upon assumptions you believe to be reasonable (provided the Borrower does not warrant that the projected financial results will be achieved).

          B. Comerica’s Fees and Expenses: Whether or not the Closing of the Financing occurs under this Commitment, Borrower shall pay to Comerica, in addition to the fees required under the Summary of Terms and Conditions, all of Comerica’s costs and expenses, including, by way of description and not limitation, reasonable attorney fees and advances, appraisal and accounting fees and lien search fees, incurred by Comerica in connection with this Commitment, and the negotiation, consummation and/or closing of the Financing contemplated hereby. The obligations in this Section shall survive the expiration or termination of this Commitment. We believe that legal fees will not exceed $250,000. In the event at any time we find that legal fees may exceed that amount we will promptly notify you and provide you with an updated estimate.

          C. Indemnification. Borrower agrees to indemnify and hold Comerica, and its shareholders, directors, agents, officers, employees, attorneys, subsidiaries and affiliates, harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses (including reasonable attorneys fees) incurred, suffered, sustained or required to be paid by reason of or resulting from the transactions contemplated hereby or which otherwise result from the Financing, other than as a result of Comerica’s gross negligence or willful misconduct. The obligations in this Section shall survive the expiration or termination of this Commitment.

          D. Non-assignability; Termination. This Commitment is provided for the sole benefit of the Borrower, is not intended to create any rights in favor of and may not be relied upon by any third party, and shall not be transferable or assignable by the Borrower without the Bank’s

Greektown Superholdings, Inc.
April 26, 2010

prior written consent (which consent may be granted or withheld in the sole discretion of the Bank) or by the Bank without the written consent of the Borrower (which consent shall not unreasonably be withheld or delayed) by operation of law, or otherwise, and may be terminated at the option of Comerica if the Borrower shall fail to comply with any of the terms and conditions hereof, or in the event at any time prior to the Closing of the Financing of a material adverse change in the financial condition, properties or prospects of the Borrower or any of the other loan parties.

          E. Entire Agreement: Amendment. This Commitment (including the Summary of Terms and Conditions) contains the entire agreement of Comerica as of the date hereof with respect to the Financing and are not subject to or supplemented by any previous correspondence between the Borrower and Comerica or any other document not expressly referenced herein. No change in this Commitment shall be binding upon the parties unless expressed in writing and signed by them.

          F. Closing. Closing on the Financing must occur on or before June 30, 2010 (the “Required Consummation Date”). If not closed on or before the Required Consummation Date, this Commitment shall expire and Comerica shall have no further obligation to provide the Financing under this Commitment or any other obligation.

          G. Nondisclosure. You are not authorized to show or circulate this letter to any other person or entity other than your legal and financial advisors in connection with your evaluation thereof, except that, notwithstanding the foregoing, you may make such public disclosures, as, and to the extent, you are required by law, in the opinion of your counsel, to make. If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned.

          H. Acceptance. This Commitment, if accepted by the Borrower, must be accepted in its entirety and without modification, and may be accepted by the Borrower only by its return of a copy of this letter duly executed on behalf of Borrower, together with a non-refundable payment of $75,000 of the commitment fee and a $50,000 deposit against expenses. If not so accepted and returned by Company on or before Comerica’s close of business on April 27, 2010 the Commitment and the offer to provide Financing contained herein shall be deemed withdrawn and of no further force and effect, and Comerica shall have no obligations whatsoever to provide the Financing set forth herein.

COMERICA BANK

By:	/s/ Michael S. Wooder

Its:	Senior Vice President

Greektown Superholdings, Inc.
April 26, 2010

ACCEPTED AND AGREED
ON APRIL 26, 2010

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Clifford J. Vallier

Its:	President / CFO

EXHIBIT A

CONFIDENTIAL

Comerica Bank
500 Woodward Ave.
Detroit, MI 48226

Summary of Terms and Conditions
$30,000,000 of Senior Secured Revolving Credit Facility
for
Greektown Superholdings, Inc. (“Company” or “Borrower”)

April 26, 2010

I. LOAN FACILITY; SPECIFIC TERMS

FACILITY A:
Borrower:	Greektown Superholdings, Inc.

Facility Description:

$30,000,000 Secured Revolving Credit Facility (the “Revolver” or the “Facility”). Advances and re-advances available from time to time and to allow issuance of up to $5,000,000 in Standby Letters of Credit with maturities up to one year, but in no event to exceed the maturity of the Revolving Credit Facility. Issuance of Standby Letters of Credit under the Facility shall be treated as Funded Debt and reduce availability under the Facility.

Purpose:	To provide working capital availability

Letters of Credit:

Utilization of the Facility may be made to request the issuance of Standby Letters of Credit by the Bank up to $5,000,000 in the aggregate. Maximum expiration of individual Letters of Credit will be 12 months or, if earlier, the maturity of the Revolving Credit Facility.

Non-refundable letter of credit fee (calculated on a per annum basis) payable quarterly in advance to the Bank, in accordance with the Applicable Margin Grid

Maturity Date:	Three and one half (3 ½) years after closing

Security:

First perfected security interest and/or mortgage on all tangible and intangible assets now owned, and hereafter acquired by the Company and its subsidiaries (and Greektown Newco Sub, Inc.), including but not limited to all accounts, notes, and contracts receivable, inventory, machinery and equipment, owned real estate, intellectual property and general intangibles of the Company and its subsidiaries. The collateral will include all assets pledged to the holders of the Senior Secured Notes and will include all cash and revenues (including without limitation, gaming revenues) used in or derived from the operations of the Borrower and/or the guarantors.

First perfected pledge of 100% of the capital stock of all domestic subsidiaries (existing and future, direct and indirect). Pledge of 65% of the capital stock of each foreign subsidiary. In the event there is a pledge of the stock of the Borrower in favor of the Senior Secured Notes, then a first priority pledge of such stock shall be granted to the Bank.

Closing Fee:	$300,000 of which $75,000 shall be due and payable upon acceptance of the Bank’s commitment letter and the remainder due upon closing.

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Facility Fee:	50 bps per annum and payable on the aggregate commitment amount of the Revolving Credit Facility payable quarterly in arrears.

Borrowing Options:	The Company’s Borrowing Options for advances under the Revolving Credit shall include a LIBOR-based Rate and a Prime-based Rate, plus (in each case) the Applicable Margin.

Prime-based Rate shall refer to the higher of i) the Bank’s prime referenced rate, and ii) 250 basis points.

LIBOR-based Rate means the LIBOR rate which will be adjusted for reserves and other regulatory requirements.

Interest Periods	LIBOR-based Rate - Interest periods of 1, 2, and 3 months.

Interest Payments	Interest payable in arrears on the first day of each fiscal quarter for Prime-based Rate Advances and on the last day of each interest period for other Advances.

Customary provisions protecting the Bank in the event of unavailability of funding, illegality, increased costs, breakage, funding losses, withholding taxes, and indemnification.

Drawdowns:	Prime-based Rate - Minimum draw of $100,000 with same day notice.

LIBOR-based Rate - Minimum draw of $250,000 and additional increments of $50,000 with three (3) Business Days notice.

Termination or Reduction of Commitments:	The Company may terminate the Revolving Credit Commitment or reduce the Revolving Credit Commitment in amounts of at least $1,000,000 at any time on five (5) business days notice.

II. OTHER STANDARD PROVISIONS

Mandatory Prepayments:

Mandatory prepayments shall be required in an amount equal to (i) 100% of the net proceeds of the permitted sale of assets (subject to exclusions and permitted reinvestments to be negotiated) (ii) 100% of net proceeds of any recovery from insurance arising from an event of loss (subject to certain exclusions and permitted reinvestments to be negotiated) (iii) 100% of the net proceeds for the issuance of any debt or equity securities (subject to exclusions to be negotiated). Mandatory prepayments will not reduce the Revolving Credit Commitment.

Prepayment Fees & Penalties:	Prime-based Rate loans may be prepaid on same day notice without prepayment penalty.

LIBOR-based Rate loans are subject to breakage cost if repaid before the end of the respective Interest Period.

Guaranties:

All obligations of the Company to the Bank shall be unconditionally guaranteed by all domestic subsidiaries of the Borrower (existing and future) and by any direct or indirect holding company or holding companies formed to hold the Borrower’s capital stock or other equity securities. Guaranties will be secured, as described, under “Security” above.

Representations and Warranties:	Customary for credit agreements of this nature (including customary exceptions and materiality thresholds), with respect to the Company and

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its subsidiaries (and including any holding company or ultimate parent) including but not limited to:

	1.	Corporate existence

	2.	Corporate and governmental authorization; no contravention; binding effect

	3.	Financial information

	4.	No material adverse change in financial condition of Company, or their respective Subsidiaries

	5.	Environmental matters

	6.	Compliance with laws, including ERISA

	7.	No material litigation

	8.	Existence, incorporation, etc. of subsidiaries

	9.	Payment of taxes

	10.	Full disclosure

	11.	No encumbrances

	12.	Accuracy of information

Conditions to	Customary in credit agreements of this nature, including but not limited to:

Borrowing:	1.	Absence of default.

	2.	Accuracy of representations and warranties.

	3.	Negotiation and execution of closing documentation reasonably satisfactory to Bank and its counsel.

	4.	Receipt of litigation search conducted by legal counsel to Bank, reasonably satisfactory to Bank.

	5.	Receipt of insurance review, reasonably satisfactory to Bank.

	6.	Legal opinion(s) satisfactory to Bank.

	7.	Other additional due diligence items reasonably requested by and reasonably satisfactory to the Bank.

	8.	No material adverse change.

	9.	Receipt and review of officer’s solvency certificate satisfactory to Bank.

10.

Receipt and satisfactory review of transaction documents for the Senior Secured Notes and an intercreditor agreement between the purchasers of the Senior Secured Notes and the Bank, in each case, in form and substance reasonably satisfactory to the Purchasers and the Bank and its counsel and evidence of issuance and funding of at least $385,000,000 of the Senior Secured Notes.

	11.	Evidence of receipt by Borrower of proceeds of new common and preferred equity in an amount not less than $196,000,000 on terms acceptable to Bank.

	12.	Establishment and maintenance of treasury management and depository accounts with the Bank.

	13.	Receipt and reasonably satisfactory review of all material contracts.

	14.	All orders to be entered by the Bankruptcy Court in connection with the Company’s emergence from bankruptcy shall be in form and substance reasonably satisfactory to the Bank.

	15.	Receipt of most recent Company prepared financial statement reasonably satisfactory to Bank.

	16.	Receipt and reasonably satisfactory review of a post-bankruptcy opening balance sheet, including a current sources and uses.

	17.	Receipt and reasonably satisfactory review of post-bankruptcy organization structure chart.

18.

All consents and approvals of the board of directors, shareholders, governmental entities and other applicable third parties necessary in connection with the Company’s emergence from bankruptcy and the transactions set forth in the Plan of Reorganization shall have been obtained.

	19.	All fees and expenses (including reasonable fees and expenses of counsel to the Bank and local and regulatory counsel to Bank as

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may be required) required to be paid to the Bank on or before the closing date shall have been paid in full by the Company.

	20.	The Plan of Reorganization previously confirmed shall not have been modified in any manner which is not acceptable to the Bank in the exercise of its reasonable discretion.

21.

The ownership structure, capitalization and management of the Company shall have been approved by the Michigan Gaming Control Board, Bank shall not be required to be licensed or qualified by the Michigan Gaming Control Board unless Bank elects to be so licensed or qualified in its sole discretion and all other approvals and consents of the Michigan Gaming Control Board shall have been obtained. The Company shall have provided evidence confirming the continued effectiveness of the gaming and liquor licenses and legal authority to conduct gaming from the Michigan Gaming Control Board and the City of Detroit.

	22.	The effectiveness of the Plan of Reorganization.

23.

No outstanding indebtedness for borrowed money or preferred stock other than the preferred stock and other indebtedness for borrowed money contemplated by and permitted under the Plan of Reorganization and customary permitted indebtedness.

	24.	Receipt and reasonably satisfactory review of information describing all material post-bankruptcy tax liabilities and material contingent liabilities.

Covenants:

Customary in credit agreements of this nature (including customary exceptions and materiality thresholds), with respect to the Company and its subsidiaries, and any ultimate parent or holding companies including but not limited to:

	1.	-	Annual year-end audited financial statements and annual financial projections

		-	Quarterly unaudited financial statements

		-	Additional information including but not limited to quarterly compliance certificate and officer’s statement as to no event of default.

	2.	Maintenance of property; insurance coverage with amounts acceptable to Lenders.

	3.	Conduct of business; maintenance of existence

	4.	Compliance with laws, including ERISA and environmental regulations

	5.	Inspection of property, books and records and periodic audit

	6.	Limitations on indebtedness, liens, guaranties, investments, loans, advances, etc. purchase money security interest basket to be determined

	7.	Limitations on restricted payments.

	8.	Limitations on consolidations, mergers, and sales of assets

	9.	Limitations on transactions with affiliates.

	10.	No additional negative pledges

	11.	Prompt notice of material litigation

	12.	Payment of obligations

	13.	Prohibition on modification of Senior Secured Note documents

14.

Prohibition of making excess cash flow prepayments on Senior Secured Notes unless revolver outstandings are $0 (before and after making the prepayments) and no default or event of default exists under the Facility. Limitations on all other prepayments.

All loan documents shall be prepared by and satisfactory in form and substance to Bank and its counsel and, subject to consistency with this Term Sheet.

Financial Covenant:

Maintain as of the end of each Test Date a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0 (measured initially from bankruptcy emergence until the applicable determination date and then on a trailing

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twelve month basis). “Test Date” shall mean the last day of each fiscal year of the Company (determined upon delivery of annual financial statements, which will be required within 90 days of the end of the fiscal year) and the last day of each fiscal quarter (determined upon delivery of financial statements which will be required within 45 days of the end of each fiscal quarter) if the average daily outstanding advances under the Revolver exceed $7,500,000 during such quarter or if there are any advances outstanding under the Revolver on the last day of such fiscal quarter. There will be no other financial covenants.

“Fixed Charge Coverage Ratio” shall mean EBITDA (which shall exclude unusual and non-recurring charges occurring within twelve months of closing and of the type set forth on the attached Schedule in amounts to be reasonably agreed upon) divided by principal and interest payments, unfinanced capital expenditures, cash income tax payments, capitalized lease payments, and dividends and distributions. For the December 31, 2010 and March 31, 2011 test periods, unfinanced capital expenditures will be deemed to be $3,000,000 per quarter and thereafter will be based on actual unfinanced capital expenditures.

Events of Default:	Customary in credit agreements of this nature (including customary grace periods, baskets and materiality thresholds), including but not limited to the following:

	1.	Failure to pay any interest, principal, fees, or other amounts payable under the Agreement when due.

	2.	Failure to meet covenants (with grace periods, where appropriate).

	3.	Representations or warranties false in any material respect when made.

	4.	Cross default to other material Indebtedness of the Company and its subsidiaries.

	5.	Failure to maintain material licenses and permits.

	6.	Occurrence of an event of default under the Senior Secured Notes.

	7.	Change of control.

	8.	Failure by Borrower to pay material final judgment or material debt.

	9.	Other usual defaults with respect to the Company and its subsidiaries, including but not limited to insolvency, bankruptcy and ERISA defaults

Indemnification and Expenses:

Company and Guarantors will indemnify the Bank including without limit, following any event of default, against all losses, liabilities, claims and damages relating to their loans, the Company’s use of loan proceeds or the commitments, including reasonable attorney’s fees, except as such result from an indemnitee’s gross negligence or willful misconduct.

All reasonable fees and costs, including reasonable attorney fees of one law firm and one firm of local counsel, incurred by the Bank in connection with negotiation of the credit facilities, preparation of loan documents, closing and funding of the credit facilities, and in connection with any amendments, revisions, consents, waivers or any enforcement, preservation or protection of rights will be paid by the Company.

Governing Law:	State of Michigan

Closing on the loan facilities is subject to prior receipt by Bank of all necessary legal opinions and government and third party permits, licenses and approvals.

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Proposed Applicable Margin Grid

(basis points per annum)

BASIS FOR PRICING	LEVEL I	LEVEL II

Senior Funded Debt/EBITDA	<4.0 to 1.0	> 4.0 1.0
LIBOR Margin	175	225
Prime Referenced Rate	-100	-50
Standby Letter of Credit Fees	175	225

Pricing set at Level 1 until receipt of June 30, 2011 financial statements and covenant compliance report. Senior Funded Debt to EBITDA to be determined on a consolidated basis for the Borrower and its subsidiaries on a trailing twelve month basis.

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Greektown Superholdings, Inc.

Excluded Unusual and Non-Recurring Expenses

1. Any allowed claims, including administrative claims or priority claims provided under the Plan of Reorganization that are paid after the Effective Date.

2. Michigan Business Tax transaction fee.

3. Professional fees related to start-up Fresh Start Accounting

4. Professional fees for executing Greektown Superholdings public status

5. Legal and accounting fees for the S-4 Exchange offer

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